CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	EXHIBIT 23.2

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of DowDuPont Inc. of our report dated February 15, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of E.I. du Pont de Nemours and Company, which appears in DowDuPont Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and of our report dated February 2, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of E.I. du Pont de Nemours and Company, which appears in E.I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 5, 2018